Exhibit 23.6

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

February 24, 2016

JPMorgan Chase Financial Company LLC

383 Madison Avenue, Floor 21

New York, New York, 10179

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

JPMorgan Chase Financial Company LLC, a Delaware limited liability company (the “Company”), and JPMorgan Chase & Co., a Delaware corporation (the “Guarantor”), are filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 in order to register under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, (i) the Company’s Global Medium-Term Notes, Series A (the “Notes”), which will be fully and unconditionally guaranteed by the Guarantor, to be issued from time to time pursuant to an Indenture dated as of February 19, 2016 among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee, and (ii) guarantees of the Notes by the Guarantor (the “Guarantees”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company and the Guarantor, or any opinion of ours delivered in that capacity, in a pricing supplement relating to the offer and sale of any particular Notes and the related Guarantees prepared and filed by the Company and the Guarantor with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP